EXHIBIT 23.2
                                                                    ------------

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

                       [Letterhead of Reznick Group, P.C.]

We consent to the incorporation by referenced in the Registration Statement on Form S-8 dated February 8, 2005, relating to Hersha Hospitality Trust 2004 Equity Incentive Plan, of our reports dated March 5, 2004, except for the third paragraph of Note 14 as to which the date is March 11, 2004, and March 5, 2004, with respect to the financial statements and financial statement schedules of Hersha Hospitality Trust and Hersha Hospitality Management, LP, respectively, included in the Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2003.

/s/ Reznick Group, P.C.


Baltimore, Maryland
February 8, 2005


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